Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our report dated April 29, 2009, except as to the effects of the adoption of SFAS 160 as to which the date is July 10, 2009, and except as to Note 19 as to which the date is August 3, 2009 (which report expresses an unqualified opinion and includes explanatory paragraphs related to (1) the organization of CDC Software Corporation and its subsidiaries and the basis of presentation of the combined financial statements, (2) the adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109” on January 1, 2007 and (3) the adoption of Financial Accounting Standards Board Statement No. 160, Non-controlling Interests in Consolidated Financial Statements on January 1, 2009 for which the combined financial statements have been retrospectively adjusted for all periods presented) relating to the combined financial statements of the Software segment of CDC Corporation (subsequently incorporated as CDC Software Corporation) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings “Selected Financial Data” and “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

August 3, 2009